Exhibit 99.1

FOR IMMEDIATE RELEASE

                       CD Radio $200 Million Debt Offering

         New York, N.Y. - April 29, 1999 - CD Radio Inc. (Nasdaq: CDRD) today announced that it launched an offering of $200 million of securities, in the form of units consisting of Senior Secured Notes due 2009 with attached warrants to purchase shares of CD Radio's Common Stock. A portion of the proceeds will be pledged to pay the first three years of interest on the Senior Secured Notes, with the balance used for the construction and launch of CD Radio's satellites and other general corporate purposes.

         The units are being offered by the initial purchasers solely to certain qualified institutional buyers pursuant to Rule 144A, have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act.

         CD Radio is building a digital satellite radio system for the broadcast of 100 channels of music and other programming to motorists throughout the United States. Scheduled to commence commercial operations at the end of the fourth quarter of 2000, CD Radio plans to broadcast 50 channels of commercial-free music and 50 channels of news, sports and entertainment programming for a total monthly subscription fee of $9.95.

         CD Radio's programming will originate at its National Broadcast Studio in New York City and be uplinked to the Company's three satellites. These satellites are currently under construction at Space Systems/Loral and are scheduled for launch beginning in January.

Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, future events or performance are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the factors discussed in CD Radio's Annual Report on Form 10-K for the year ended December 31, 1998. Among the key factors that have a direct bearing on CD Radio's results of operations are the potential risk of delay in implementing CD Radio's business plan; increased costs of construction and launch of necessary satellites; dependence on satellite construction and launch contractors; dependence on Space Systems/Loral, Inc. and Lucent Technologies, Inc.; risk of launch failure; unproven market and unproven applications of existing technology; unavailability of CD Radio receivers; and CD Radio's need for substantial additional financing.

For Further Information:
Madeline Couton, CD Radio, 212-584-5100

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